REVISED

                              PRELIMINARY

                          INFORMATION STATEMENT


                              INTRODUCTION


         This Revised Preliminary Information Statement dated December 10, 1998, is furnished in connection with a proposed transaction in which Guinness Telli*Phone Corporation (the "Company") intends to make a pro rata distribution as a stock dividend to its shareholders of the 550,000 shares (47.8% of the issued and outstanding shares) of New York Floral Enterprises, Inc. ("NEV") which it owns.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

It is expected that this Information Statement will be mailed to shareholders on or about December ___, 1998.

The complete mailing address of the Company's principal executive office is 655 Redwood Highway, #273, Mill Valley, California 94941 (telephone (415) 389-9442).

The transaction will be approved, as required by Nevada law, by written consent of the holder(s) of a majority of the issued and outstanding shares of common stock of the Company. Appraisal rights are not available to shareholders with respect to any matter related to the transaction.

Lawrence A. Guinness is the holder of 9,115,166 shares, approximately 50.12% of the issued and outstanding stock of the Company. As the majority shareholder of the Company, Mr. Guinness intends to adopt a resolution by written consent in lieu of a meeting pursuant to Section 242(a)(1) of the General Corporation Law of the State of Nevada, to authorize the Company to distribute, by way of a stock dividend to its shareholders on a pro rata basis, all 550,000 shares of NEV common stock.

As of December 1, 1998, the following voting shares of the Company were outstanding, each of which is entitled to one vote:

                                                          Number of Shares
             Title of Class                                  Outstanding
             --------------                               ----------------

                 Common                                      18,184,910
                 Preferred                                       -0-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         (a) The address of Lawrence A. Guinness, the only beneficial owner of more than five percent of the Company's common voting shares as of December 1, 1998 was:


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                  Name and Address     Amount and Nature of
Title of Class  of Beneficial Owner    Beneficial Ownership   Percent of Class
--------------  -------------------    --------------------   ----------------

    Common      Lawrence A. Guinness      9,115,166 Shares          50.12%
                3 Venus Court
                Tiburon, CA  94920

         (b) The common voting shares of the Company beneficially owned by each director and executive officer of the Company as of May 1998 are set forth below:

                                                Amount of
Title of Class  Name of Beneficial Owner  Beneficial Ownership  Percent of Class
--------------  ------------------------  --------------------  ----------------

    Common      Lawrence A. Guinness            9,115,166             50.12%

    Common      Dixie K. Tanner                   485,000              2.66%
                Secretary, Director

    Common      Arthur Korn                       250,000              1.37%
                Secretary, Director

    Common      Richard A. Morse                  750,000              4.12%
                V.P. Engineering
                and Product Engineering

    Total                                      10,600,166             58.27%


THE TRANSACTION

         (a) Merger of CoNetCo into New York Floral Enterprises, Inc. CoNetCo was organized as a California corporation on September 18, 1989. On March 15, 1994, in a Reorganization pursuant to Section 368(a)(1)(b) of the Internal Revenue Code effected through a series of agreements among the Company, CoNetCo, and Lawrence A. Guinness, who was the founder and principal shareholder of CoNetCo and is the CEO and majority shareholder of the Company, the Company acquired all of the issued and outstanding stock of CoNetCo in exchange for
11,041,000 shares of common stock of the Company. Subsequent to the reorganization, the operations of the CoNetCo, a wholly-owned subsidiary of the Company, terminated and CoNetCo became dormant.

         In the fourth quarter of 1997, the Company was introduced to N.Y. Floral, Inc. ("Florida"), a Florida corporation operating in the floral industry. Florida intended to develop and expand its business through the aggressive use of new media concepts in marketing and sales and based on preliminary discussions the Company and Florida concluded that their respective operations were complementary and each could benefit from the operations of the other. Additionally, the Company recognized the opportunity to exchange the CoNetCo stock for an interest in an operating entity and Florida desired to establish a wider shareholder base; therefore, it was agreed that CoNetCo would be merged into New York Floral Enterprises, Inc. ("NEV"), a newly-formed Nevada corporation which would then acquire all of the outstanding shares of Florida.

         On April 7, 1998, there were 11,000,000 shares of CoNetCo's common stock issued and outstanding, all of which were owned by the Company. NEV was formed on April 15, 1998, and on or about April 17, 1998, CoNetCo was merged into NEV, the surviving corporation, pursuant to applicable state laws. As provided in the Articles and Plan of Merger ("Exhibit A"), each of the 11,000,000 outstanding shares of CoNetCo were converted into shares of common stock of NEV at the rate of 1 share of NEV for each twenty (20) shares of CoNetCo and the 11,000,000 shares of CoNetCo held by the Company were converted into 550,000 shares of NEV.

         (b) Reorganization between N.Y. Floral Enterprises, Inc. ("NEV") and N.Y. Floral, Inc. ("Florida"). Subsequent to the merger of CoNetCo into NEV and pursuant to a Plan and Agreement of Reorganization ("Exhibit B"), on or about April 20, 1998, NEV acquired all of the issued and outstanding stock of Florida, in exchange for 600,000 shares of authorized but unissued common stock of NEV. As a result of the reorganization, the Company holds 550,000 shares of the common stock of NEV and the former shareholders of NY collectively hold 600,000 shares of the common stock of NEV.

         (c) Distribution of NEV Common Stock. The Company's board of directors has approved the distribution by way of stock dividend to shareholders of all 550,000 shares of NEV stock owned by the Company. The distribution will be on a pro rata basis, except however, in the event that in making the distribution there shall be attributed to any shareholder a distribution of less than one whole share, the Transfer Agent of the Company shall be directed to issue one whole share and to make proportionate adjustments to the distribution of shares to others; and in any distribution which results in the distribution of a fraction of one share, such share shall be rounded to the nearest whole number.

ISSUANCE OF SECURITIES

The Company does not intend to issue any additional shares of its common stock with respect to the Transaction. Prior to April 17, 1998, the Company owned all 11,000,000 of the issued and outstanding shares of its wholly-owned subsidiary CoNetCo. As a result of the merger of CoNetCo into New York Floral Enterprises, Inc. ("NEV"), those shares were exchanged for 550,000 shares of the common stock of NEV. As a result of the subsequent reorganization between NEV and NY, the Company owns 550,000 of the common stock of NEV and the former shareholders of NY own their proportionate share of 600,000 shares of the common stock of NEV which they received in exchange for the shares of common stock of NY they conveyed to NEV. The Company will make a pro rata distribution to its shareholders of the 550,000 shares of the common stock of NEV which it owns. The net result of these transactions and the subsequent spin-off of the Florida shares on a pro rata basis to the shareholders of the Company will have no effect on the Company's continuing operations and its reporting under the 1934 Securities Exchange Act. Inasmuch as the transactions do not involve the conveyance of substantially all of the Company's business or assets, no prior shareholder approval was required or sought.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

Lawrence A. Guinness, CEO and the majority shareholder of the Company, has a direct interest in the Merger and the Acquisition by reason of his ownership of 50.12% of the Company's outstanding common shares. None of the other directors, officers, or their associates have any direct or indirect interest (by security holdings or otherwise) in the Merger or the Acquisition. As of December 10, 1998, the date of this Information Statement, the Company has not been notified that any director intends to oppose any action to be taken by the Company with respect to the Stock Dividend.


OTHER BUSINESS

The Company does not know of any other business that is subject to approval by the shareholders.


UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO THE COMPANY, AT 655 REDWOOD HIGHWAY, #273, MILL VALLEY, CALIFORNIA 94941, TELEPHONE 415-389-9442, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.